EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Pathfinder Bancorp, Inc. Contact: James A. Dowd

President & CEO

315-207-8002

jadowd@pathfinderbank.com

Pathfinder Bancorp Announces Agreement to Acquire East Syracuse Branch

OSWEGO, New York (March 4, 2024) – Pathfinder Bancorp, Inc. (“Pathfinder”) (NASDAQ: PBHC) has announced the signing of a branch purchase and assumption agreement pursuant to which Pathfinder Bank will acquire the East Syracuse, New York branch of Berkshire Bank, located on 6611 Manlius Center Road.

The purchase and assumption agreement provides for the transfer by Berkshire to Pathfinder of the facility and other associated assets of the branch, approximately $198 million in deposits, and certain consumer and residential loans with outstanding balances of roughly $32 million.

The purchase of the branch by Pathfinder is subject to regulatory approval, associated system conversions, and satisfaction of certain customary closing conditions. The parties expect to close on the purchase and sale of the Berkshire branch by the end of the third quarter of 2024, at which point the branch will be fully converted to operate as a Pathfinder branch office. Pathfinder expects the acquisition to generate a favorable internal rate of return and attractive earnings per share accretion, all within a reasonable tangible book value earn back period. On a pro forma basis, following the branch acquisition, Pathfinder’s total assets will approximate $1.7 billion, and its capital ratios are projected to remain strong and supportive of continued balance sheet growth. Furthermore, the addition of nearly $200 million in low-cost deposits will improve Pathfinder’s liquidity profile and balance sheet flexibility.

James A. Dowd, President and Chief Executive Officer of Pathfinder Bancorp, Inc and Pathfinder Bank, stated, “We are pleased to enter into this agreement with Berkshire Bank. This has given us a unique yet strategically aligned opportunity to help us achieve a higher level of financial performance for our shareholders by gaining meaningful access into a market with attractive growth opportunities. The East Syracuse branch's ideal physical location and significant physical space relative to our other branches will help strengthen our local presence by enhancing convenience for our existing customers, while simultaneously providing the flexibility for team expansion. Moreover, it positions us for business growth by offering a comprehensive range of consumer and business services to an expanded market area.”

Dowd continues, “Pathfinder and Berkshire have been active community-based financial institutions dedicated to serving their local markets for a combined 340-plus years. By acquiring a branch location from an organization that aligns with our relationship-driven values, we believe we have found the ideal strategic move to advance our customer- and community-centric approach. We warmly welcome the existing customers of the East Syracuse branch, offering an extensive product set and a network of 11 additional regional branch locations for their banking needs. We're also excited to welcome the current Berkshire branch employees. We place a high value on personal connections and trust, and understand the importance of both when it comes to fostering successful, long-lasting relationships. We’re committed to retaining all current branch employees, and we remain focused on ensuring a seamless transition while building on the valued franchise Berkshire has established at this location. We'll be in touch with both existing customers and staff every step of the way.”

Pathfinder Bank traces its local roots back to 1859 and currently employs over 175 with 11 locations in Oswego and Onondaga Counties, including two along Route 31 in Cicero and Clay, two in the city of Syracuse, and an additional loan production office in Utica. Pathfinder Bank is committed to its vision of being the trusted local bank, led by local decision-makers dedicated to serving the communities in which they live, work, and play.

Janney Montgomery Scott LLC and Troutman Pepper Hamilton Sanders LLP are acting as financial advisor and legal advisor, respectively, to Pathfinder.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC), a Maryland corporation headquartered in Oswego, New York, is the parent company for Pathfinder Bank. Pathfinder Bank is a $1.5 billion commercial bank chartered by the New York State Department of Financial Services. Pathfinder was founded in 1859 and currently operates 11 full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Pathfinder Bank is focused on serving the needs of businesses and community members with high quality products and unsurpassed service. More information about Pathfinder Bancorp, Inc. can be accessed online at www.Pathfinderbank.com. Member FDIC.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "pro forma,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in or implied by the forward-looking statements as a result of numerous factors, and depend on the Company’s and the Bank’s ability to close the proposed branch acquisition in a timely manner and to realize the anticipated benefits of the transaction. For a discussion of such factors, please see Pathfinder's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.

The branch sale is subject to regulatory approval and other conditions. The foregoing description of the branch sale reflects loan and deposit balances as of January 31, 2024, and the actual amounts of loans and deposits that are acquired under the purchase and assumption agreement are subject to change prior to closing. Targeted financial benefits are subject to uncertainty, including but not limited to the pro forma results and underlying assumptions related to the branch sale, and may be affected or offset by other conditions related to the Company's operation. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Pathfinder does not undertake any obligation to update forward-looking statements.